Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Securities—Contingent Fixed Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Russell 2000® Index due June 28, 2027

Term Sheet dated December 20, 2024

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measure:	The Russell 2000® Index (the “Index”)
Pricing Date:	December 23, 2024
Issue Date:	December 27, 2024
Calculation Day:	June 23, 2027
Stated Maturity Date:	June 28, 2027
Face Amount:	$1,000 per security
Maturity Payment Amount (per security):

•

if the ending value is greater than or equal to the threshold value: $1,000 plus the contingent fixed return; or

•

if the ending value is less than the threshold value:

$1,000 + [$1,000 × (index return + buffer amount)]

Starting Value:	The closing value of the Index on the pricing date
Ending Value:	The closing value of the Index on the calculation day
Contingent Fixed Return:	At least 20.75% of the face amount per security, to be determined on the pricing date
Threshold Value:	90% of the starting value
Buffer Amount:	10%
Index Return:	(ending value – starting value) / starting value
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, selected dealers may receive a fee of up to 0.25% for marketing and other services
CUSIP:	78017KGB2

Hypothetical Payout Profile*

* Assumes a contingent fixed return equal to the lowest contingent fixed return that may be determined on the pricing date.

If the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the Index in excess of the buffer amount and will lose up to 90% of the face amount of your securities at maturity.

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $910.00 and $960.00 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324018093/dp222402_424b2-wfceln285rty.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•	If The Ending Value Is Less Than The Threshold Value, You Will Lose Up To 90% Of The Face Amount Of Your Securities At Maturity.

•	You Will Receive The Contingent Fixed Return Only If The Ending Value Is Greater Than Or Equal To The Threshold Value.

•	Your Return Will Be Limited To The Contingent Fixed Return And May Be Lower Than The Return On A Direct Investment In The Index.

•	The Securities Do Not Pay Interest, And Your Return On The Securities May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

•	Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.

•	The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Index

•	The Securities Are Subject To Small-Capitalization Companies Risk.

•	Investing In The Securities Is Not The Same As Investing In The Index.

•	Historical Values Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

As used in this term sheet, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.